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Exhibit 5.1

December 6, 2004

Qwest Corporation
1801 California Street
Denver, CO 80202

Ladies and Gentlemen:

At the request of Qwest Corporation, a Colorado corporation (the "Company"), I have examined Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the proposed offering of up to $1,500,000,000 in aggregate principal amount of 8 7/8% Notes due 2012 (the "Exchange Notes") in exchange for up to $1,500,000,000 in aggregate principal amount of the Company's outstanding 8 7/8% Notes due 2012 (the "Outstanding Notes").

For purposes of this opinion letter, I have examined copies of the following documents, as well as such other documents and records as I considered relevant (together, the "Documents"):

1.
the Registration Statement;

2.
the Indenture, dated as of October 15, 1999, by and between the Company and Bank One Trust Company, National Association, as trustee (the "Indenture");

3.
the Officer's Certificate of the Company, dated March 12, 2002, including the form of the Outstanding Notes;

4.
the Restated Articles of Incorporation of the Company, as amended, as in effect on the date hereof;

5.
the Amended and Restated Bylaws of the Company, as in effect on the date hereof; and

6.
the resolutions of the Board of Directors of the Company adopted at a meeting held on March 7, 2002 relating to, among other things, the exchange of the Exchange Notes for the Outstanding Notes.

In my examination of the Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Exchange Notes have been duly authorized on behalf of the Company and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes in exchange for the Exchange Notes as contemplated by the Registration Statement and related prospectus and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute legal, valid and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to revise or supplement this opinion letter in the event of any changes in the foregoing subsequent to the effective date of the Registration Statement.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, my opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ STEPHEN E. BRILZ
Stephen E. Brilz Deputy General Counsel

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  Exhibit 5.1